Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, No. 333-184752, and No. 333-192059) on Form S-3, the registration statement (No. 333-164928, No. 333-182269 and No. 333-197492) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the financial statement schedules III and IV, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appears in the December 31, 2014 annual report on Form 10‑K of Kennedy-Wilson Holdings, Inc. Our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP
Los Angeles, California
March 2, 2015